UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 8, 2008

MOBICOM CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	000-28739	91-1903590
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3328 Granada Avenue, San Diego, California	92104
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (619) 977-1515

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

We are filing this Current Report on Form 8-K in connection with increased trading activity in and the stock price volatility of our common stock which trades on the OTC Bulletin Board under the symbol "MBIC."  The increased trading activity is associated with the free trading status of approximately 2,000,000 shares of our common stock.  As of the date of this report, we have 52,222,034 shares of common stock outstanding.

In connection with our acquisition of Mobicom Korea, Ltd. (formerly AIMMS Co., Ltd.), a Korean corporation, on December 31, 2007 we issued an aggregate of 50,000,000 shares of our common stock to the former Mobicom Korea stockholders.  Those shares were issued without registration and are restricted shares.  They will become eligible for sale under Rule 144 commencing on January 16, 2009; one year from our publication of Form 10 information concerning the transaction.

Before we acquired Mobicom Korea, on June 29, 2007 we entered into an agreement with our creditors (the "Noteholders Agreement") to transfer certain assets and eliminate our liabilities, in order to improve our options for attracting a merger candidate.  In connection with the Noteholders Agreement, we agreed to consent to the Noteholders foreclosure on substantially all of our assets including the stock of our subsidiary entities.  In exchange, the Noteholders agreed to, among other things, convert approximately $3.6 million of outstanding indebtedness into an aggregate of 2,000,000 shares of our common stock, waive all breaches, defaults, penalties, accrued and unpaid interest, charges, fees and costs, and cancel all outstanding warrants that had been issued to the Noteholders.  The shares of our common stock issued to the former Noteholders are eligible for trading without registration under Rule 144.

As we noted in our annual report on form 10-KSB for the year ended December 31, 2007:

"Our common stock is illiquid and subject to price volatility unrelated to our operations.

The market price of our common stock can fluctuate substantially due to a variety of factors, including market perception of our ability to achieve our planned growth, quarterly operating results of other companies in the same industry, trading volume in our common stock, changes in general conditions in the economy and the financial markets or other developments affecting our competitors or us. In addition, the stock market is subject to extreme price and volume fluctuations. For publicly traded companies with low trading volumes, a small number of transactions whether purchases or sales of securities may have a significant impact on the price of their common stock at any point in time.  This volatility has had a significant effect on the market price of securities issued by many companies for reasons unrelated to their operating performance and could have the same effect on our common stock."

Investors are urged to exercise caution and consider these factors when investing in our stock.

F-2

SIGNATURE

Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned there unto duly authorized.

MOBICOM CORPORATION
Registrant

July 8, 2008	By:	/s/ Michael Levinsohn
Michael Levinsohn, Chief Executive Officer
As Principal Executive Officer
and on behalf of Registrant

F-3